Exhibit 10.14

MICROLIN BIO, INC.

Scientific Advisory Board Agreement

This Scientific Advisory Board Agreement (the “Agreement”) is made and entered into as of December 19, 2013 (the “Effective Date”), by and between MicroLin Bio, Inc., a Delaware company, having its principal place of business at 302A W. 12th Street, NY, NY 10014 (the “Company”), and Dr. Sakari Kauppinen, an individual with an address at Norskekrogen 12, DK-2765 Smoerum, Denmark (the “Advisor”). The Company and the Advisor may be referred to herein individually as “Party” or collectively, as “Parties.”

Recital

As part of its ongoing program of research and development, the Company desires to retain distinguished scientists and other qualified individuals to advise the Company with respect to its research and development and business strategy and to assist it in the research, development and analysis of the Company’s technology and products. In furtherance thereof, the Company desires to retain Advisor as a member of its Scientific Advisory Board as described below, and the Company and Advisor desire to enter into this Agreement to effect such retention.

Agreement

In consideration of the mutual covenants set forth below, the Parties hereby agree as follows:

1.          Scientific Advisory Board and Consulting Services. Commencing as of the Effective Date, the Company hereby retains the Advisor, and the Advisor hereby agrees to serve, as a member of the Company’s Scientific Advisory Board (the “SAB”) and as a consultant to the Company. As member of the SAB, Advisor agrees to provide the services as follows: (a) attending meetings of the Company’s SAB; (b) performing the duties of an SAB member at such meetings, as established from time to time by the mutual agreement of the Company and the SAB members. As a consultant to the Company, the Advisor will meet with Company employees, consultants and other SAB members, review goals of the Company and assist in developing strategies for achieving such goals, and provide advice, support, theories, techniques and improvements in the Company’s scientific research and product development activities; and (c) provide consulting services to the Company at its request, including a reasonable amount of informal consultation over the telephone or otherwise as requested by the Company. These services to be provided by Advisor hereunder are referred to collectively herein as the “Services.” Advisor shall annually provide ten (10) full days of Services to the Company, pursuant to a mutually agreed schedule, as requested by the Company for each annual period and agreed to by the Advisor. Advisor’s consultation with the Company will involve Services with respect to the field of microRNA diagnostics and therapeutics (the “Field”) and requires the application of unique, special and extraordinary skills and knowledge that Advisor possesses in the Field. Notwithstanding the foregoing appointments, it is agreed and understood that the Company will not use the Advisors’s name or identify his institutional and non-institutional affiliations in any advertising, promotional or sale literature, or other publicity without the prior written consent of the Advisor.

2.           Compensation.

As compensation for performing the Services, the Company shall pay Advisor two hundred and fifty dollars ($250) hourly, payable quarterly (within ten (10) days of the end of the applicable quarter) up to the maximum of eighty (80) hours total per year, unless otherwise agreed. The Company will also reimburse Advisor for reasonable out-of-pocket expenses incurred by Advisor subject to the submission of reasonable documentation.

3.           Independent Contractor. The Parties understand and agree that the Advisor is an independent contractor and not an employee of the Company. Advisor has no authority to obligate the Company by contract or otherwise. Advisor will not be eligible for any employee benefits, nor will the Company make deductions from Advisor’s fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on Advisor due to activities performed hereunder will be the sole responsibility of Advisor.

4.           Institutional Affiliations.

4.1.          The Company acknowledges that the Advisor is a Professor at the Department of Haematology, Aalborg University Hospital (the “Institute”) and is subject to the Institute’s policies, including policies concerning consulting, conflicts of interest and intellectual property. The Company acknowledges that, to the extent that such policies conflict with the terms of this Agreement, Advisor’s obligations under the Institute’s policies take priority and control over the obligations that Advisor has by reason of this Agreement. The Company further acknowledges and agrees that nothing in this Agreement shall affect Advisor’s obligations to, or research on behalf of, the Institute. Advisor agrees to use reasonable efforts to avoid or minimize any such conflict. Advisor agrees that he will use best efforts to avoid using any facilities or resources of the Institute in performing the Services hereunder.

4.2.          Advisor agrees to provide to the Company copies of Institute’s policies or guidelines relating to Advisor’s obligations to the Institute and consulting services, if any, promptly upon request by the Company. If Advisor is required by the Institute, pursuant to applicable guidelines or policies, to make any disclosure or take any action that conflicts with the Services being provided by Advisor hereunder or is that contrary to the terms of this Agreement, Advisor will promptly notify the Company of such obligation, specifying the nature of such disclosure or action and identifying the applicable guideline or policy under which disclosure or action is required, prior to making such disclosure or taking such action.

4.3.         It is agreed and understood that nothing in this AGREEMENT shall be construed to restrict or limit the duties Advisor is performing or may perform in the course of, or incidental to, Advisor's employment at the Institute, including but not limited to research sponsored by a third party commercial entity nor shall anything in the Agreement be construed to restrict or limit Advisor's right to serve as an advisor to any hospital, or to any governmental or non-profit organization.

5.            Recognition of Company’s Rights; Nondisclosure. Advisor recognizes that the Company is engaged in a continuous program of research and development respecting its present and future business activities. Advisor agrees as follows:

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5.1.          At all times during the term of Advisor’s association with the Company and thereafter, Advisor will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except to the extent such disclosure, use or publication may be required in direct connection with Advisor’s performing requested Services for the Company, is expressly authorized in writing by an officer of the Company, or is required by law.

5.2.          The term “Proprietary Information” shall mean any and all trade secrets, confidential knowledge, know-how, data or other proprietary information or materials of the Company. By way of illustration but not limitation, Proprietary Information includes: (i) inventions, ideas, samples, prototypes, devices, hardware, software, electronic components and materials, and procedures for producing any such items, as well as data, know-how, improvements, inventions, discoveries, developments, designs and techniques; (ii) information regarding plans for research, development, new products, marketing and selling activities, business models, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of employees or other consultants of the Company.

5.3.          In addition, Advisor understands that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Advisor’s association and thereafter, Advisor will hold Third Party Information in the strictest confidence and will not disclose or use Third Party Information, except in connection with Advisor’s performing requested Services for the Company, as expressly authorized in writing by an officer of the Company, or is required by law.

5.4. It is agreed and understood that nothing in this Agreement shall limit or be construed to limit the right of the Advisor to use or publish information which: (a) is or becomes available to the public through no breach of the Agreement by Advisor, (b) was known to Advisor before the Services were performed, (c) is acquired by Advisor from a third party that has the legal right to disclose the information to the Advisor or (d) Advisor is required to disclose by law, government regulation, court order, or the Institute policies. In addition, information generated by Advisor pursuant to the Agreement shall be proprietary to the Company only if: (a) such information is generated as a direct result of the performance of the Services under the Agreement and (b) is not generated in the course of the Advisor’s activities as an Institute employee.

6.           Intellectual Property Rights.

6.1.          Advisor agrees that any and all ideas, inventions, technologies, discoveries, improvements, know-how and techniques that the Advisor conceives, reduces to practice or develops during the term of the Agreement, alone or in conjunction with others, but only in the course of and directly related to the Advisor’s performing the Services for the Company under this Agreement (collectively, the “Inventions”) shall be the sole and exclusive property of the Company.

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6.2.          Advisor hereby assigns to the Company his entire right, title and interest in and to all Inventions. Advisor hereby designates the Company as his agent for, and grants to the Company a power of attorney, which power of attorney shall be deemed coupled with an interest, solely for the purpose of effecting the foregoing assignment from the Advisor to the Company. Advisor will perform other activities necessary to effect the intent of this Section 6.2.

6.3.          Advisor further agrees to reasonably cooperate and provide reasonable assistance to the Company to obtain and from time to time enforce United States and foreign patents, copyrights, and other rights and protections claiming, covering or relating to the Inventions in any and all countries, all at the Company’s expense.

6.4.          Advisor agrees to submit to the Company any proposed publication that contains any discussion relating to the Company, Proprietary Information, Inventions or work performed by Advisor for the Company hereunder. Advisor further agrees that no such publication shall be made without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed.

6.5. Notwithstanding anything to the contrary herein contained, the Company agrees and understands that the Advisor has a pre-existing obligation to assign to the Institute all of his rights, title and interest in and to all intellectual property which arise or are derived from Advisor’s employment at the Institute. The Company has no rights by reason of this Agreement in any publication, invention, discovery, improvement or other intellectual property, whether or not publishable, patentable or copyrightable that is subject to Advisor’s obligations to the Institute. Company also acknowledges and agrees that it will enjoy no priority or advantage as a result of the consultancy created hereunder in gaining access, whether by license or otherwise, to any proprietary information or intellectual property of the Institute. Other than the Inventions properly assigned to Company pursuant to this Article 6, Company shall have no rights, title or interest in any other inventions, discoveries or developments owned by or assignable to the Institute.

7.           Noncompetition and Nonsolicitation of Employees.

7.1.          During the term of this Agreement, Advisor will not, without the prior consent of the Company’s Board of Directors, engage in any commercial business activity that competes in any way with any business then being conducted by the Company in the Field, except that Advisor may continue the affiliations set forth in Exhibit A. In addition, but without limiting the generality of the foregoing, Advisor covenants and agrees during the term of this Agreement and for one year thereafter not to enter into any consulting relationship in the Field with any third party commercial entity. The foregoing shall not prevent Advisor from engaging in his work at the Institute or conducting any academic research, teaching or related non-commercial activity or any non-related commercial activity.

7.2.          During the term of this Agreement and for two (2) year after its termination, Advisor will not personally or through others recruit, solicit or induce any employee of the Company to terminate his or her employment with the Company.

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7.3.          If any restriction set forth in Sections 7.1 and 7.2 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

8.           No Conflicting Obligation.

8.1.          Advisor represents that Advisor’s performance of all of the terms of this Agreement and the performing of the Services for the Company do not and will not breach or conflict with any agreement with a third party, except as contemplated by Section 4.1, including an agreement to keep in confidence any proprietary information of another entity acquired by Advisor in confidence or in trust prior to the date of this Agreement.

8.2.          Advisor hereby agrees not to enter into any agreement that conflicts with this Agreement.

9.           No Improper Use of Materials. Advisor agrees not to bring to the Company or to use in the performance of Services for the Company any materials or documents of a present or former employer of Advisor, or any materials or documents obtained by Advisor from a third party under a binder of confidentiality, unless such materials or documents are generally available to the public or Advisor has authorization from such present or former employer or third party for the possession and unrestricted use of such materials. Advisor understands that Advisor is not to breach any obligation of confidentiality that Advisor has to present or former employers or clients, and agrees to fulfill all such obligations during the term of this Agreement.

10.         Term and Termination.

10.1.          This Agreement, and Advisor’s Services hereunder, shall commence on the Effective Date and shall continue for an initial term of one (2) year after the Effective Date, unless earlier terminated as provided below. At the end of such initial term, the Agreement will automatically be extended for an additional period or periods of one (1) year each, unless the Advisor or the Company shall have given to the other written notice to the contrary at least thirty (30) days prior to the commencement of such additional period.

10.2.          Advisor or the Company may terminate the Agreement at any time by giving no less than fifteen (15) days prior written notice to the other Party.

10.3.          The obligations set forth in Articles 2, 5, 6, 7 and 10 through 16 will survive any termination or expiration of this Agreement. Upon termination of this Agreement, Advisor will promptly deliver to the Company all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Proprietary Information.

11.         Assignment. The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that, as the Company has specifically contracted for Advisor’s Services, Advisor may not assign or delegate Advisor’s obligations under this Agreement either in whole or in part without the prior written consent of the Company. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business. Any assignment not in accordance with this Section 11 shall be void.

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12.         Legal and Equitable Remedies. Because Advisor’s Services are personal and unique and because Advisor may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

13.         Governing Law; Severability. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regards to conflicts of laws rules. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect. The parties agree that the State and federal courts located within the First Department (for State courts) and the Southern District of New York (for federal courts) shall be the venue for the initiation of any legal proceedings by a party with respect to this Agreement.

14.         Complete Understanding; Modification. This Agreement, and the Exhibit mentioned herein, constitute the final, exclusive and complete understanding and agreement of the Parties hereto and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the Parties hereto.

15.         Notices. Any notices required or permitted hereunder shall be given to the appropriate Party at the address listed on the first page of the Agreement, or such other address as the Party shall specify in writing pursuant to this notice provision. Such notice shall be deemed given upon personal delivery to the appropriate address or three days after the date of delivery if sent by certified or registered mail, return receipt requested; or three days after the date of delivery if sent by an overnight delivery service with verified delivery.

16.         Counterparts. This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

17.         Indemnification. The Company shall indemnify, defend and hold harmless the Advisor from and against any and all third party claims against Advisor and any costs, losses or expenses related thereto, including any reasonable legal fees and expenses, arising out of his services or status as an Advisor hereunder, except to the extent such claims arise out of Advisor’s deliberate and material misconduct. The Company shall reimburse the Advisor for any legal fees and all other expenses incurred by the Advisor in order to enforce the provisions of this paragraph.

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In Witness Whereof, the Parties hereto have executed this Agreement as of the date first written above.

Microlin Bio, Inc.	Dr. Sakari Kauppinen

/s/ Joe Hernandez	/s/ Sakari Kauppinen
By: Joe Hernandez	By: Sakari Kauppinen
Title: Chairman & CEO	Title: Professor

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Exhibit A

Affiliations

1.	Professor, Department of Haematology, Aalborg University Hospital

2.	Senior Consultant, SK Pharma Consulting

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